Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

April 28, 2014

Navient Corporation

300 Continental Drive

Newark, Delaware 19713

Ladies and Gentlemen:

We have acted as counsel to Navient Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, that may be issued pursuant to the Company’s Deferred Compensation Plan for Key Employees (as amended to date, the “Plan”) and (ii) an aggregate of $30,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Deferred Compensation Obligations”) pursuant to the Plan. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the above, we have examined the Plan, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, statutes (including the General Corporation Law of the State of Delaware) and other instruments and documents as we deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that (i) the Shares are duly authorized for issuance and, when issued from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of the applicable award, the Shares will be duly authorized by all necessary corporate action on the part of the Company,

- 2 -	April 28, 2014

validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations, when incurred pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, will constitute the valid and legally binding obligations of the Company.

The opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware and federal laws of the United States, in each case as in effect on the date hereof, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.